Exhibit 4.2

Amendment No. 1 to
Second Amended Rights Agreement
Between
Key Technology, Inc.
And
American Stock Transfer & Trust Company

This amendment ("Amendment No. 1") between Key Technology, Inc., an Oregon corporation (the "Company"), and American Stock Transfer & Trust Company, a New York banking corporation (the "Rights Agent"), is entered into as of July 15, 2015 and amends the Second Amended and Restated Rights Agreement, dated as of November 13, 2007, between the Company and the Rights Agent (the "Rights Agreement").

The Board of Directors of the Company on July 8, 2015 determined to amend the Rights Agreement pursuant to Section 27 thereof without the consent of the holders of the Rights as provided in such section. The Board of Directors authorized and directed the officers of the Company to amend the Rights Agreement as set forth below, with no intended change in meaning.

The Rights Agreement is therefore, effective July 8, 2015, hereby amended by deleting the word "or" at the end of Section 1(a)(iv) and by deleting the current Section (1)(a)(v) in its entirety and substituting for such subsection the following two subsections:

"(v)    any such Person who has reported or is required to report Beneficial Ownership of 15% or more (but less than 20%) of the shares of Common Stock then outstanding on Schedule l3G under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (or any comparable or successor report); or

"(vi)    any such Person who has reported or is required to report Beneficial Ownership of 15% or more of the shares of Common Stock then outstanding on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule 13D (other than the disposition of the Common Stock) and who, together with all Affiliates and Associates, (i) thereafter does not acquire additional shares of Common Stock while the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, and (ii) within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired shares of Common Stock in excess of l4.9% inadvertently or without knowledge of the terms of the Rights or consequences of such Beneficial Ownership under this Agreement; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days, then such Person shall become an Acquiring Person immediately after such 10 Business Day period."

On or after the effective date of this Amendment No. 1, each reference to the Rights Agreement shall mean the Rights Agreement as amended by this Amendment No. 1. The Rights Agreement, as amended by this Amendment No. 1, is and shall continue in full force and effect and is hereby ratified and confirmed.

Key Technology, Inc.

By /s/ John J. Ehren
John J. Ehren
President and Chief Executive Officer

American Stock Transfer &
Trust Company

By /s/ Jennifer Donovan
Jennifer Donovan
Senior Vice President